                             STOCK ESCROW AGREEMENT

     This Agreement, made and entered into this ______ day of April, 1995, by and between TULLY'S COFFEE CORPORATION ("Company") and TOM T. AND CATHY O'KEEFE as individuals and as organizers and promoters of the Company ("Promoters") and SEAFIRST BANK ("Escrow Agent").

                                   WITNESSETH:

     As the Company has applied to the Administrator of the Washington Securities Act, of the State of Washington ("Administrator"), for the registration to sell at a price of $1.50 per share a minimum of 700,000 ($1,050,000) and a maximum of 2,800,000 ($4,200,000) of shares of its Common
Stock for sale to the public under the Washington Securities Act, upon such terms and conditions as the Administrator may deem appropriate to make the issue fair and equitable; and

     As the Promoters have been issued shares of Common Stock of the Company in the amounts indicated below, for a consideration substantially different from the public offering price or for a consideration other than cash, which shares are deemed to be promotional shares, to be deposited in escrow pursuant to WAC 460-16A-104, upon the terms approved by the Administrator as hereinafter set forth, as follows:


                                                          Shares Escrowed
Name and Address           Total Shares Issued        Minimum       Maximum
----------------           -------------------       ---------     ---------
Tom T. and Cathy O'Keefe
2010 Airport Way South
Seattle, Washington  98134        6,598,500          4,340,475     3,743,475


     Should the actual amount raised by the Company fall between the Minimum of $700,000 and the Maximum of $4,200,000, the number of shares to be escrowed shall be adjusted accordingly.

     Therefore, in consideration of the mutual promises, covenants, and agreements by and between the parties hereto, it is hereby agreed as follows:

     1. AUTHORITY TO AMEND. This Agreement shall not be terminated, revoked, rescinded, altered, or modified in any respect without the prior written consent of the Administrator and the parties hereto.

     2. SHARES NONTRANSFERABLE. So long as any shares of Common Stock of the Company remain subject to the terms and conditions of the Agreement ("Escrowed Shares"), they shall not be sold, pledged, hypothecated, transferred, alienated, assigned, or otherwise disposed of, in whole or in part, in any manner whatsoever except as permitted in paragraph 3 below without the prior written consent of the Administrator. If any such action is consented to, the consent of the proposed transferees to execute an identical Escrow Agreement must be obtained.

     3. PERMITTED TRANSFERS. Notwithstanding paragraph 2 above, the Escrowed Shares may be transferred by Will, or pursuant to the laws of descent and distribution, or through appropriate legal proceedings without the consent of the Administrator, but in all cases the Escrowed Shares shall remain in escrow and subject to the terms of this Agreement. In addition, upon the death of a Promoter, the Promoter's Escrowed Shares may be hypothecated, subject to all of the terms of this Agreement, to the extent necessary to pay the expense of the estate; otherwise, the Escrowed Shares may not be pledged to secure a debt. Furthermore, the Escrowed Shares may be transferred by gift to family members, provided the shares remain subject to the terms of this Agreement.

     4. VOTING RIGHTS. The Escrowed Shares shall be considered to be issued and outstanding stock of the Company and shall enjoy all voting rights accorded to all other issued and outstanding shares of the same class.

     5. PARTICIPATION IN DIVIDENDS. The Escrowed Shares shall be considered to be issued and outstanding stock of the Company and shall enjoy all dividend privileges accorded to all other issued and outstanding shares of the same class. Any dividends paid on the Escrowed Shares shall be paid to the Escrow Agent and shall be held pursuant to the terms of this Agreement. The Escrow Agent shall treat such dividends as assets available for distribution as provided under paragraph 6 below. All cash dividends held in escrow shall be invested at the written direction of the promoters in a money market account in accordance with the terms set forth on Exhibit A attached hereto and shall bear interest at the Escrow Agent's prevailing rate of interest on such accounts. The cash dividends and any interest earned thereon will be disbursed when the Escrowed Shares are released from the escrow.

     6. DIVIDENDS ON DISSOLUTION OR LIQUIDATION. In the event of dissolution of the Company, or the partial or complete liquidation of all or substantially all of its assets, or in the event of bankruptcy or insolvency, or the merger, consolidation, or reorganization of the Company, or any other transaction or proceeding which contemplates or results in the distribution of assets of the Company, the Escrowed Shares shall not participate in any distribution dividend by virtue thereof, and the Promoters hereby waive any such distribution dividend, until all other issued and outstanding shares of the capital stock of the Company that have not been escrowed shall have received a distribution dividend at least equal to $1.50 per share adjusted for stock splits and stock dividends. Subsequently, the Escrowed Shares shall be entitled to receive a distribution dividend equal to that received by the nonescrow shareholders. Thereafter, all shares shall participate in any remaining distributions on a pro rata basis.

     7. STOCK SPLITS OR OTHER RECLASSIFICATION. Any shares issued to Promoters pursuant to stock splits or stock dividends on the Escrowed Shares shall be delivered to the Escrow Agent to be held pursuant to the Agreement.

     8. RELEASE REQUIREMENTS. Escrowed Shares shall be held in escrow until such time as the Company has achieved any of the following tests:

          a. The Company has demonstrated annual earnings per share for two consecutive fiscal years of at least $0.075 per share per year.

          b. The Company has demonstrated average annual earnings over five years of at least $0.075 per share.

     A request to the Administrator for termination of this Agreement based on the earnings per share tests in a. and b. above shall be accompanied by an earnings per share calculation audited and reported on by an independent certified public accountant.

          c. The Company establishes for its Common Stock a bona fide over-the-counter trading market and such stock maintains an average bid price equal to or greater than $2.625 per share for any period of twenty-six consecutive weeks. In determining whether a bona fide market has been established, all transactions in the Company's stock by any director or officer of the Company, or any affiliates of such persons, during the period in which the market is claimed to have existed will be excluded. In addition, the Company will have disseminated to the public during said period, at least two quarterly unaudited financial statements or one annual audited financial statement.

     All shares will be released from escrow if the public offering is terminated and no shares were sold pursuant thereto.

     However, notwithstanding the above, no escrowed shares shall be released without written consent of the Administrator.

     9. DURATION AND TERMINATION: PHASED RELEASE. The term of this agreement is nine (9) years and will expire nine years from the date of effectiveness of the offering or ____________, 2004. Unless released pursuant to paragraph 8 hereof, all Escrowed Shares shall remain in escrow until the sixth anniversary of the effective date of the offering. On each of the sixth, seventh, eighth, and ninth anniversary dates, 25% of the Escrowed Shares held by the Promoters shall be released from escrow, such that no shares will remain in escrow as of nine years from the effective date of the offering. This Agreement will terminate automatically if the Company ceases to exist and no successor becomes a party to the Agreement. Except as expressly provided herein, the Escrow Agent shall not release any of the Escrowed Shares without the written consent of the Administrator.

     10. INSPECTION OF RECORDS. The Administrator may, at any time, inspect the records of the Company for the purpose of making any determination, and may inspect the records of the Escrow Agent or the Promoters, insofar as they relate to this Agreement, for the purpose of making any determination hereunder and affecting compliance with and conformance to the provisions of this Agreement.

     11. CONTROVERSY. If any controversy arises between the parties hereto or with any third person, the Escrow Agent shall not be required to determine the same or to take any action, but may await the settlement of any such controversy by final appropriate legal proceedings, or otherwise as the Escrow Agent may require. In the alternative, the Escrow Agent may, in its sole discretion, institute such appropriate interpleader or other proceedings in connection therewith as it may deem proper, notwithstanding anything in this Agreement to the contrary. In any such event, the Escrow Agent shall not be liable for interest or damages to the Company or the Promoters.

     12. ESCROW AGENT'S LIABILITY. The Escrow Agent's obligations and duties in connection herewith are confined to those specifically stated in the Agreement. The Escrow Agent shall not be in any manner liable or responsible for the sufficiency, correctness, genuineness, or validity of any instruments deposited with it or with reference to the form of execution thereof, or the identity, authority, or rights of any person executing or depositing same. The Escrow Agent shall not be liable for any loss that may occur, except for its own negligence or willful misconduct.

     13. ESCROW AGENT'S FEE. The fee of the Escrow Agent is set forth in Schedule B and is payable by the Promoters. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Agreement. Escrow Agent acknowledges receipt of stock certificates numbered ________________ and representing 4,340,475 shares at the Maximum of the Company's common stock.

     14. BINDING AGREEMENT AND SUBSTITUTION OF ESCROW AGENT. The terms and conditions of this Agreement shall be binding on the successors or assigns of the parties hereto. If for any reason the Escrow Agent named herein should be unable or unwilling to continue as Escrow Agent, then the other parties to this Agreement may substitute, with the consent of the Administrator, another person to serve as Escrow Agent. Any apportionment of the fees provided for in paragraph 14 will be subject to agreement of the parties.

     IN WITNESS WHEREOF, the parties hereto have severally caused this Agreement to be executed as of the ______ day of April, 1995.

                  Company:          TULLY'S COFFEE CORPORATION

                                    By:
                                       -----------------------------------------
                                       Tom T. O'Keefe, President

                  Escrow Agent:     BANKAMERICAS STATE TRUST COMPANY
                                    AS AUTHORIZED AGENT FOR SEAFIRST
                                    BANK

                                    By:
                                       -----------------------------------------
                                    Name and Title:
                                                   -----------------------------

                  Promoters:        --------------------------------------------
                                            Tom T. O'Keefe


                                    --------------------------------------------
                                            Cathy O'Keefe

ACCEPTED:

Washington State Department of Financial Institutions
Securities Division

By:
   --------------------------------
         Chief Analyst


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